Exhibit 10.21
-------------



                            ASSET PURCHASE AGREEMENT



                                  by and among



                            I. T. Technology Pty Ltd



                                       and



                             I. T. TECHNOLOGY, INC.



                                       and



                   STREAMCOM PTY LTD (ACN 084 388 367 Pty Ltd)



                                       and



                      PACIFIC & ORIENT INVESTMENTS LIMITED

                                 14 January 2002


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                            ASSET PURCHASE AGREEMENT

         This Asset Purchase Agreement, dated as of 14 January, 2002 (the "Execution Date"), is entered into by and among I. T. Technology, Inc., a Delaware corporation (the "Parent"), its wholly-owned subsidiary, I. T. Technology Pty Ltd, ACN 085 839 738, a company organized under the laws of the State of Victoria, Australia (the "Purchaser")(Parent and Purchaser, hereinafter collectively the "Purchaser Parties") and Streamcom Pty Ltd, ACN 084 388 367, or otherwise known as ACN 084 388 367 Pty Ltd, a company organized under the laws of the State of Victoria, Australia (the "Seller"), Sellers sole shareholder, Pacific & Orient Investments Limited, a company organized under the laws of New Zealand (the "Shareholder") Seller, Shareholder , hereinafter collectively referred to as the "Seller Parties").

                              B A C K G R O U N D:

         WHEREAS, Seller is engaged in the business of live streaming production, video encoding, production, online corporate communications project management and video on demand integration (the "Business");

         WHEREAS, upon the terms and subject to the conditions set forth herein, the Seller and Shareholder desire to transfer, sell, convey, assign and deliver to the Purchaser, and the Purchaser desires to acquire from the Seller and Shareholder, the Business and all of the assets of the Seller, in exchange for shares of the Parent's, $.0002 par value common stock, the assumption by the Seller of certain Liabilities of the Seller and otherwise in accordance with the terms and subject to the conditions of this Agreement; and

         NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Section 1.1 Definitions. Certain of the capitalized terms used in this Agreement are defined in Exhibit A attached hereto and made part hereof.

         Section 1.2. Additional Definitions. In addition to the foregoing defined terms, (i) other capitalized terms appearing in this Agreement shall have the respective meanings ascribed to such terms where they first appear in the text of this Agreement and (ii) all accounting terms not specifically defined in this Agreement shall be construed in accordance with generally accepted Australian accounting practices.

                                   ARTICLE II

                 PURCHASE AND SALE OF THE ASSETS; PURCHASE PRICE

         Section 2.1. Purchase and Sale of the Assets. Except for the Excluded Assets set forth in Section 2.2 below and subject to the terms and conditions of this Agreement, effective as of the Effective Time, the Seller hereby Transfers to the Purchaser, and Purchaser hereby purchases and accepts from the Seller, free and clear of all Liens, all of the Sellers right, title and interest in and to all of the assets of the Seller, including, but not limited to those assets listed in Exhibit "B" attached hereto (collectively, the "Transferred Assets"). The Transferred Assets, include, but are not limited to the following:

(a)      all cash, cash equivalents and Tax refunds;
(b)      the Accounts Receivable;
(c)      the equipment and other personal property;
(d)      all Intangible Assets;
(e) originals or copies of all books, financial and other records and information which has been reduced to written, recorded or encoded form by any Seller Party relating to the Business or the Transferred Assets in existence as of September 30, 2001, as such items may be modified or augmented in the Ordinary Course of Business thereafter (collectively, the "Books and Records");
(f) without limiting the foregoing, all computer hardware, computer software, computer software documentation, including source code, and systems documentation used in the Business in each case in existence as of September 30, 2001, as such items may be modified or augmented in the Ordinary Course of Business thereafter;
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(g)      without limiting the foregoing, all prepaid expenses, advances and security deposits paid by the Seller;
(h) all Actions, judgments, insurance proceeds and insurance claims in favor of or on behalf of the Seller related to the Business or the Transferred Assets;
(i)      any warranties of third parties on any Transferred Assets;
(j)      security and utility deposits relating to Transferred Assets; and
(k) all assets, including but not limited to the furniture, removable fixtures and equipment and other personal property, located at the Excluded Leases.

         Section 2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, including Section 2.1 above, the Seller shall retain all of its right, title and interest in and to, and shall not Transfer to the Purchaser, solely those assets of the Seller consisting of the Excluded Contracts and Excluded Leases (collectively, the "Excluded Assets").

         Section 2.3. Non-Assumption of Liabilities. Except for trade payables incurred during the 30 days prior to the Closing Date in the Ordinary Course of Seller's Business, the Purchaser shall not assume, and shall have no liability or obligation whatsoever at any time for any or all Liabilities of the Seller whatsoever, whether arising prior to or after the Effective Time in connection with the Business or the ownership of the Transferred Assets or otherwise.

         Section 2.4. Purchase Price. The entire purchase price payable by the Purchaser to or on behalf of the Seller for the Transferred Assets was 10,000,000 restricted shares of the Purchaser's $.0002 per share par value common stock (the "Common Stock") which Parent has authorized for issuance and delivery to the Seller and the Designated Distributees set forth below:

PACIFIC & ORIENT INVESTMENTS LTD. PERRY HOUSE, 360 TRISTAM STREET, HAMILTON, NZ

         SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER PARTY

         Seller Parties jointly and severally represent and warrant to the Purchaser Parties as of the date hereof as follows:

         3.1 Organization and Qualification.

                  (a) Seller is a company duly organized, validly existing and in good standing under the laws of the State of Victoria, Australia and has the requisite authority and power to carry on its business as it is now being conducted.

                  (b) Seller is duly qualified or licensed to do business and is in good standing in each of the jurisdictions in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary.

         3.2 Capitalization.

                  (a) All of the shares of authorized capital stock of the Seller are owned by the Shareholder (the "Seller Equity Interests").

                  (b) No Person, other than the Shareholder, has any option or other right to purchase from the Seller, or to require the Seller to issue, any additional shares of Seller Equity Interests.

         3.3 No Subsidiaries. The Seller has no subsidiaries.

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         3.4 Authorization.

                  (a) Each Seller Party has the requisite corporate (or individual, as the case may be) power and authority to enter into this Agreement and any related agreements, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and any related agreements, and the consummation of the transactions contemplated thereby, has been duly authorized by all corporate action (if an entity) by the applicable Seller Party. This Agreement and any related agreements have been duly executed and delivered by each Seller Party and constitutes a legal, valid and binding obligation of such Seller Party, enforceable against the applicable Seller Party in accordance with its terms.

                  (b) The execution and delivery by the applicable Seller Party of this Agreement and any related agreements do not, and the consummation of the transactions contemplated thereby will not, (i) conflict with, or result in a violation of, any provision of the constitution or shareholders agreements (if any) of the applicable Seller Party, (ii), constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, lease, permit, concession, franchise, license, agreement or other instrument or obligation to which the applicable Seller Party is a party or to which the properties or Assets of the applicable Seller Party is subject, (iii) create any Lien upon any of the properties or Assets of the applicable Seller Party, or (iv) constitute, or result in, a violation of any Law applicable to the applicable Seller Party or any of the properties or Assets of the applicable Seller Party.

                  (c) No consent, approval, order or authorization of, notice to, or registration, declaration, or filing and delivered to the Purchaser at the Closing, with any Person is necessary in connection with the execution and delivery of this Agreement and Transfer Documents or the consummation by the Seller Party of the transactions contemplated thereby.

         3.5 Accuracy of Financial Statements. Seller has delivered the Seller Financial Statements. The Seller Financial Statements are complete and correct, and present fairly the financial position, results of operations and changes in financial position of the Seller as of the dates and for the periods indicated.

         3.6 Title to Property and Assets. Seller has good and valid title to all of Transferred Assets free and clear of all encumbrances and Liens.

         3.7 Contracts. There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any Contract on the part of the Seller or any other party thereto which would result in the creation of any Lien upon any Transferred Asset, or any Person acquiring any right to acquire, any Transferred Assets. Seller has not received in writing any claim or threat that it has breached any of the terms and conditions of any assigned Contract. Seller has no outstanding liabilities or obligations under any Contract which covers or effects any Transferred Asset.

         3.8 Litigation; Compliance with Laws. There are no Actions pending or threatened in writing before any United States or Australian, federal, state, local or foreign court or Governmental Authority, agency or body, and there is no judgment, injunction, decree, award order outstanding against the Seller, the Transferred Assets or the transactions contemplated hereby and, to the Knowledge of the Seller Parties, none of the foregoing is threatened against any of the Seller, its Transferred Assets or the transactions contemplated hereby. Seller is not in violation of, nor has it violated any law applicable to the Business, the Transferred Assets or Seller's operations.

         3.9 Intellectual Property. Each of the Seller Parties represents and warrants to Purchaser as of the date hereof, that:

                  (1) The Seller owns or has the right to use all Intellectual Property necessary for or used in the conduct of the Business as now conducted or contemplated to be conducted in the future (the "Required

                                       3
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         Intellectual Property"), free of any restrictions, and without known conflict with the rights of others, and the Seller has not forfeited or otherwise relinquished any such Required Intellectual Property;

                  (2) The Seller has not previously assigned, transferred, conveyed, or otherwise encumbered any right, title or interest in the Required Intellectual Property, and has not granted any third party any license to use the Required Intellectual Property in any manner, or any covenant not to sue for any such use of the Required Intellectual Property;

                  (3) Except with respect to off-the-shelf software, the Seller is the sole owner of all Required Intellectual Property;

                  (4) No Seller Party has received any demand, claim, notice or inquiry from any person in respect of the Required Intellectual Property which challenges, threatens to challenge, the validity of, the rights of the Seller in, or the right of the Seller to use, any such Required Intellectual Property, and no Seller Party knows of any basis for any such challenge;

                  (5) To the best of the Seller's knowledge, use of the Required Intellectual Property does not violate, infringe, conflict, interfere with or require the Seller or any party acquiring from the Seller the obligation to pay any licence fee or royalty in respect of the intellectual property or proprietary right of any third party, nor has any third party asserted any claim that it does so; and

                  (6) Seller has not granted any license with respect to any Intellectual Property to any person.

         3.10 Taxes. The Seller has timely filed, subject to appropriate extensions, all requisite Seller Returns relating to any Taxes, that, if unpaid, might result in a Lien upon any of the Transferred Assets or a claim against the Purchaser, as required and when due for all taxable periods in accordance with provisions of law pertaining thereto.

         3.11 Employee, Employee Benefit Plans. Except as set forth in Section
5.1 below,. Purchaser shall have no obligations, or Liability whatsoever for any past or current employee of the Seller or the termination thereof or payments with respect to any Employee Plan , including severance pay, annual leave, workers compensation payments, superannuation guarantee charge payments or other payments due in respect of such employees of the Seller. Seller is not bound by any Contract, union or collective bargaining agreement or otherwise with respect to Seller's employees. There are no pending claims or Actions which have been asserted or instituted regarding any past or current employee of Seller under which the Seller may have liability, contingent or otherwise and no such complaint is pending, nor is any such complaint threatened, nor are there any facts or circumstances which would form a basis for such complaint

         3.12 Conduct of Business. Each of the Seller Parties covenants and agrees that from September 30, 2001 through the Execution Date, Seller has:

                  (a) operated only in the Ordinary Course of Business;

                  (b) not issued, purchased, sold, directly or indirectly redeemed, or otherwise acquired or contracted for the purchase or sale of any of the Seller Equity Interests, (x) declared or paid any dividend, either in cash or in shares of the Seller Equity Interests or
         (y) issued or agreed to issue any options to purchase any Seller Entity Interests.

                  (c) cancelled, discounted or otherwise compromised any Accounts Receivable or other indebtedness owing to any Seller or any claims which any Seller may possess or waive any rights of material value, except in the Ordinary Course of Business; and

                  (d) Sold or otherwise disposed of any assets of the Seller, except in the Ordinary Course of Business;

         3.13 Brokers. No Seller Party has retained any broker or finder in connection with any of the transactions contemplated by this Agreement, and Seller and Shareholder have not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder's fee or other similar fee or commission with respect to any of the transactions contemplated by this Agreement.

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         3.14 Investment Intent. Seller and the Designated Distributees are
acquiring the Common Stock for their own account, and not with a view to, or for sale in connection with, any distribution of any of such Common Stock and each Person who will receive the Common Stock at the Closing shall prior thereto entered into a Subscription Agreements and Investor's Questionnaire's.

         SECTION 4. REPRESENTATIONS AND WARRANTIES OF PURCHASER WARRANTING
PARTIES

         Unless otherwise indicated herein, Purchaser Parties jointly and severally represent and warrant to Seller as of the date hereof as follows:

         4.1 Good Standing and Corporate Power of Purchaser. Purchaser is a company duly organized, validly existing and in good standing under the laws of the State of Victoria, Australia, and has the requisite authority and power to carry on its business as it is now being conducted and has all necessary corporate power to perform its obligations under this Agreement. Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has all necessary corporate power to perform its obligations under this Agreement.

         4.2 Authorization. The execution, delivery and performance of this Agreement on behalf of the Purchaser and Parent have been duly authorized by all necessary action on the part of the Purchaser and Parent. This Agreement constitutes a legal, valid and binding obligation of Purchaser and Parent , enforceable against Purchaser and Parent in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

         4.3 Effect Of Agreement. The execution and delivery by the Purchaser and Parent of this Agreement and the documents required hereunder and the consummation by the Purchaser and Parent of the transactions contemplated hereby: (a) will not result in the breach of any of the terms and provisions of, or result in a termination or modification of, or constitute a default under, or conflict with any agreement or other instrument by which Purchaser or Parent is bound, or conflict with any judgment, decree, order or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation which would have a Material Adverse Effect and (b) do not require the consent of any Governmental Authority or third party.

         4.4 Title to Stock. Parent has issued instructions to its transfer agent to issue to the Seller and or the Designated Distributees the shares of Common Stock, which parties shall acquire good title to the Common Stock free of any encumbrances, except for (a) any encumbrances created by or through the Seller and (b) restrictions on the sale or transfer thereof under the Act and/or state "Blue Sky" statute or any Australian federal or state statute.

         4.5 SEC Reports. Parent has previously furnished Seller Parties with true and complete copies of all reports filed by it with the SEC from February 8, 2001 to the date hereof (such reports being hereinafter collectively referred to as the "SEC Reports").

         SECTION 5.  ADDITIONAL AGREEMENTS

         5.1 Employees of the Seller. Purchaser, agrees to hire, on an at will basis, employees of the Seller, who have been continuously employed by the Seller since September 30, 2001 at their respective salaries in effect as of September 30, 2001 and on terms and conditions in accordance with Purchaser's Employee Plans and other customary practices and policies.

         5.2 Covenant Not to Compete. For a period of three (3) years, two (2) years or one (1) year (with each of these periods being a separate and severable obligation following the Closing Date) (the "Restriction Period"), each of the Seller Parties and their Affiliates hereby agree not to compete with Purchaser or Parent in Australia or the United States by engaging in the Business or as an, operator, majority shareholder, director, partner, employee, consultant to any entity engaged in the Business or any business engaged in the management, syndication and distribution of online media content, with the exception of that business currently conducted as of the date hereof by VideoEcard Pty Ltd, a member the Shareholder's group of companies.

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         SECTION 6. CLOSING.

         6.1 Closing.The Closing shall be held at the offices of the Parent, 34-36 Punt Road, Windsor, Victoria, Australia 3181, Australia, at 4:00 p.m. (Melbourne time) on the Execution Date or at such other place, time and/or date as may be mutually agreed to in writing by all of the Parties. The Closing and all of the transactions to occur at the Closing shall be deemed to have occurred at the Effective Time.

         6.2 Deliveries by the Seller Party and the Designated Distributees. At the Closing, in addition to any other documents required under this Agreement, the Purchaser Parties acknowledge that the Seller Party and/or any Designated Distributee, as the case may be, have delivered to the Purchaser Parties the following:

                  (a) completed and executed Subscription Agreements and Investor's Questionnaire;

                  (b) documents satisfactory to Purchaser and its counsel which evidence the assignment and transfer of the Seller rights, title and interest in and to all Transferred Assets; and

                  (c) Bill of Sale with respect to the Transfer of Transferred Assets. 6.3 Deliveries by the Purchaser's Parties. At the Closing, in addition to any other document required under this Agreement, the Seller Parties acknowledge that the Purchaser Parties, have delivered to the Seller Party and/or any Designated Distributee, as the case may be, a letter of instruction to the Parent's transfer agent, instructing said transfer agent to issue and deliver to the Designated Distributee the number of shares of restricted Common Stock set forth opposite such Designated Distributee's name.

         SECTION 7. INDEMNIFICATION AND RELATED MATTERS

         7.1 Survival of Representations and Warranties, Indemnifiable Claims.

                  (a) All representations, covenants, agreements and warranties of each of the parties made in this Agreement shall survive the Closing for a period of three (3) years from the Closing Date and notice of all claims for indemnification hereunder shall be made within such period; provided, however, that (i) the representations and warranties of each of the Seller Parties relating to Taxes contained in Section 3.10 and Employee Benefit Plans contained in Section 3.14 hereof, (ii) any representation or warranty which is inaccurate or incomplete because of fraud and (iii) any representation and warranty with respect to any matter affecting legal title to the Transferred Assets, in each case shall survive for the length of the applicable statute of limitations in respect of such matter, if any. The right to recover Damages on any claim shall not be affected by the termination of any representations and warranties as set forth above provided that notice of the existence of such claim has been given prior to such termination.

                  (b) Subject to the notice and limitations in Section 7.1(a), Purchaser and Parent and any of their Affiliates, officers, directors, agents, successors, representatives and assigns shall be entitled to assert a claim for indemnification under this Section 7 against the Seller Parties, for any Damages, resulting from, arising out of or incurred with respect to a breach of any representation, warranty, covenant of any Sellers Party contained in the Agreement or delivered in connection herewith, or in any Transaction Document.


         SECTION 8. MISCELLANEOUS PROVISIONS

         8.1 Time of Essence. All times and dates in this Agreement and each and every provision hereof in which time is an element are of the essence; provided, however, that if the time period for exercising any right, option or election provided in this Agreement or the time period for the performance of any act required under this Agreement falls on a day other than a Business Day, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

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         8.2 Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Victoria, Australia and the parties submit to the exclusive jurisdiction of its courts (and its appellate courts) and to the Federal Court of Australia sitting in Victoria.

         8.3 Notices. All notices and other communications required or permitted under this Agreement shall be in writing which are addressed as provided in this Section (i) if delivered personally against proper receipt or by confirmed facsimile transmission shall be effective upon delivery and (ii) if delivered
(A) by certified or registered or comparable mail with postage prepaid shall be effective five (5) Business Days or (B) by Federal Express or similar courier service with courier fees paid by the sender, shall be effective two (2) Business Days following the date when mailed or couriered, as the case may be. Any party hereto may from time to time change its address for the purpose of notices to such party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents. Initially, all notices shall be sent to the parties hereto as follows:

                  if to Purchaser and/or Parent:

         I.T. Technology, Inc.
         34-36 Punt Road
         Windsor 3181
         Melbourne, Victoria
         Australia
         Telephone:(011)(613) 9533-7900
         Facsimile: (011)(613) 9533-7800
         Attention: Jonathan Herzog, Executive Vice President

         with a copy to (not constituting notice):

         Barry L. Burten, Esq. - Jeffer, Mangels, Butler & Marmaro LLP 2121 Ave. of the Stars, 10th Floor
         Los Angeles, CA 90067
         Telephone:  (310) 785-5359
         Facsimile:   (310) 712-3359


                  if to Seller and/or Shareholder:

         Streamcom Pty Ltd / Pacific & Orient Investment Limited
         2A Cambridge Street
         Box Hill, Vic 3128
         Telephone: (011) (613)  9899-5300
         Facsimile:  (011) (613)  9899-4114
         Attention: Charles Philip Grummisch

         8.4 Table of Contents and Headings. The table of contents of this Agreement and the underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement. The Background section of this Agreement however, is expressly incorporated into and forms part of this Agreement.

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         8.5 Assignment. Except for the assignment of the Common Stock to the
Designated Distributees contemplated herein, no party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other parties hereto; provided, however, Parent and Purchaser may assign Purchaser's rights and obligations hereunder to an Affiliate or pursuant to the acquisition of assets of the Purchaser by means of a merger, stock or asset purchase or other similar transaction.

         8.6 Parties in Interest. Nothing in this Agreement is intended to provide any rights or remedies to any Person (including any employee or creditor of the Seller) other than the parties hereto.

         8.7 Severability. In the event that any provision of this Agreement, or the application of such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         8.8 Entire Agreement. This Agreement and the Transaction Documents set forth the entire understanding of the parties hereto and supersede all other agreements and understandings between any of the parties relating to the subject matter hereof and thereof, including but not limited to the Heads of Agreement dated November 1, 2001 between the Parties hereto.

         8.9 Waiver. No failure on the part of either party hereto to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of either party hereto in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver thereof; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         8.10 Amendments. This Agreement may not be amended, modified, altered or supplemented except by means of a written instrument executed by Purchaser, Seller, Shareholder and Parent.

         8.11 Confidentiality. The Parties hereto shall hold in strict confidence, and shall cause each of their Associates to hold in strict confidence, all documents and all proprietary or non-public information obtained with respect to all the Parties hereto and any and all of their Associates. Except for the Parent's disclosure obligations under the United States securities Laws, the parties hereto shall not permit any of such documents or information to be improperly utilized or to be disclosed or conveyed to any other Person.

         8.12 Interpretation of Agreement. Each party hereto acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.

         8.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

         8.14 Incorporation By Reference. All Exhibits and Schedules attached hereto, referred to herein or to be delivered in connection herewith are incorporated herein by reference.

         8.15 Legal and Professional Fees and Expenses. Seller shall not incur or be responsible for any legal or professional fees or expenses arising out of or relating to the negotiation, drafting and execution of this Agreement or any other Transaction Documents or Closing document or certificate, due diligence on Parent or the Purchaser, the Closing of the transactions contemplated by this Agreement or related matters. Such fees and expenses shall be entirely the obligation of the Shareholder or the Designated Distributees.

         8.16 Further Agreements. From and after the Closing Date, the Parties hereto agree to take all actions necessary to effectuate and consummate the transactions contemplated by this Agreement.


                           [Signature Page to Follow]

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PURCHASER:                     I. T. TECHNOLOGY PTY LTD

                               By: /s/ Yam-Hin Tan     /s/ Jonathan Herzog

                               Name: Yam-Hin Tan        Jonathan Herzog

                               Title: Director           Director


PARENT:                        I. T. TECHNOLOGY,  INC.

                               By:  /s/ Jonathan Herzog

                               Name: Jonathan Herzog

                               Title: Executive Vice President



SELLER:                        STREAMCOM PTY LTD (ACN 084 388 367 Pty Ltd)

                               By: /s/ Charles Grummisch

                               Name: CHARLES PHILIP GRUMMISCH

                               Title: Director and Chairman of the Board


SHAREHOLDER:                   PACIFIC & ORIENT INVESTMENTS LIMITED

                               By: /s/ Charles Grummisch

                               Name: CHARLES PHILIP GRUMMISCH

                               Title: Principal Representative


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LIST OF EXHIBITS




                  Exhibit A    Definitions

                  Exhibit B    List of Transferred Assets

                                    EXHIBIT A

                           TO STOCK PURCHASE AGREEMENT

                                  DEFINED TERMS



         For purposes of this Agreement:

         Definitions. The following terms, as used in this Agreement, shall have the following meanings:


                  "Accounts Receivable" shall mean all accounts and notes receivable of the Seller determined in accordance with Australian Accounting Standards.

                  "Act" shall mean the United States Securities Act of 1933, as amended

                  "Actions" shall mean any claim, dispute, demand, cause of action or action asserted in any arbitration, litigation, mediation, suit, investigation or other proceeding and any appeal therefrom.

                  "Affiliates" shall mean, with respect to any Person, any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. Affiliates include, but are not limited, to children, grandchildren, spouses, parents, grandparents, in-laws or other family members living in the same household as the Person. As used in this definition, the term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to (a) vote twenty percent (20%) or more of the outstanding voting securities of such Person, or (b) otherwise direct the management policies of such Person by contract or otherwise.

                  "Agreement" shall mean this Asset Purchase Agreement and shall include all of the Schedules and Exhibits and documents, attached hereto.

                  "Approval" shall mean any approval, authorization, consent, license, franchise, order or permit of or by, notice to, or filing or registration with, a Person.

                  "Associates" of a Person shall include:

                           (a) such Person's Affiliates, stockholders, directors, officers, employees, agents, attorneys, accountants and representatives; and

                           (b) all stockholders, directors, officers, employees, agents, attorneys, accountants and representatives of each of such Person's Affiliates.

                  "Bill of Sale" shall mean the bill of sale transferring to the Purchaser the Transferred Assets, substantially in the form attached hereto as Exhibit B.

                  "Books and Records" shall have the meaning ascribed to such term in Section 2.1(g) hereof.

                  "Business" shall have the meaning ascribed to such term in the recitals to this Agreement.

                  "Business Day" shall mean a day that is not a Saturday, a Sunday or a day on which banks in the Melbourne, Australia are required or authorized to close for regular banking business.

                   "Closing" shall mean the consummation of the transactions contemplated by this Agreement.

                  "Closing Consents" shall have the meaning ascribed to such term in Section 3.4(c) hereof.

                  "Closing Date" shall mean the Execution Date or such other date as the parties hereto may mutually agree upon.

                  "Common Stock" shall have the meaning ascribed to such term in
Section 2.4 hereof.

                  "Confidential Information" is defined to include, but not limited to, confidential information, financial information, business trade secrets, marketing information, financial and technical trade secrets, techniques, processes, and know-how.

                  "Contract" shall mean each instrument, contract, license and other agreement, including unexpired leases of personal property, relating to the Business to which the Seller is a party or by which it or any of the Transferred Assets is bound.

                  "Copyrights" shall mean all copyrights, Australian and foreign, whether registered or not, all copyright applications, all copyright registrations, including but not limited to the copyrights in the Sellers business documents and files, customer documents and files, software, product designs and packaging, advertising, promotional material, and software products (whether developed or in development).

                  "Damages" shall mean any claim, cost, loss, deficiency, cost, Tax, judgment, order, settlement, demand, fee, claim, award, fine penalty, Lien obligation, expense or any other Liability (including, without limitation, reasonable attorneys' and other professional or accountants' fees, costs and expenses) or damage of any kind or nature whatsoever

                  "Designated Distributee" shall mean an Affiliate of the Seller designated by the Seller to receive shares of Common Stock at the Closing.

                  "Execution Date" shall have the meaning ascribed to such term in the preamble to this Agreement.

                  "Effective Time" shall mean 12:00 noon on the Closing Date.

                  "Employee Plans" shall mean any employee pension, profit sharing, deferred compensation, severance, cafeteria, stock option, stock purchase, incentive, golden parachute, bonus, group or individual medical and health benefits, welfare, insurance or other employee benefit plan, program or arrangement.

                   "Execution Date" shall have the meaning ascribed to such term in the preamble to this Agreement.

                  "Excluded Contracts" shall mean all Contracts pursuant to which the Seller has any outstanding obligations or liabilities.

                  "Excluded Assets" shall mean all of the assets of the Seller that do not constitute Transferred Assets.

                  "Excluded Leases" shall mean all leases other than the assumed leases.

                   "Governmental Authority" shall mean any foreign, federal, state, local or other governmental, administrative or regulatory authority, body, agency, court, tribunal or similar entity including any arbitrator or arbitration panel.

                  "Intangible Assets" shall mean all intangible property owned by the Seller relating to the Business or the Transferred Assets, including, without limitation, the Intellectual Property, all warranties and similar guarantees of quality or performance given by third parties in respect of goods delivered or services performed, goodwill, Approvals, confidential or proprietary information, covenants not to compete, all designs and works of art used on labels and other packaging of the Inventory, all advertising campaign materials, all clinical studies, if any, performed with respect to any of the Transferred Assets and any other assets, identifiable or unidentifiable, normally considered an "intangible asset" under generally accepted Australian accounting practices and standards.

                   "Intellectual Property" shall mean, except as expressly set forth in Schedule 2.1(d), all of the following irrespective of where any of the same were issued, are pending or exist that are owned by, issued to or licensed by the Seller: patents of any description, and applications therefor; trademarks (and goodwill associated therewith) and other trade names, labels, trade dress, advertising and package designs, and other trade rights, whether or not registered and all applications therefor; copyrights, whether or not registered and all applications therefor (including copyrights in computer software and computer software documentation, source code and systems documentation); Internet domain names, Web sites, know-how, trade secrets, business leads, research and results thereof, technology, techniques, data, methods, processes, instructions, drawings and specifications, inventions, discoveries, improvements, designs, processes, formulae, recipes, whether patented or patentable or not (whether or not such items have been reduced to written, computer-readable or other tangible form); shop rights and license agreements and other agreements of every kind and character relating to any of the foregoing; and all claims and causes of action relating to any of the foregoing, including claims and causes of action for past infringement.

                   "Inventory" shall mean all inventories owned by the Seller relating to the Business. For the purposes hereof inventories shall include without limitation all packaging, finished goods, raw materials, supplies, work in process, spare parts and other miscellaneous items of tangible property normally considered a part of "inventory" owned by the Seller , items of inventory in transit to Seller and items of inventory located somewhere other than Sellers Facilities.

                  "Knowledge" when referring to the knowledge of Seller Parties shall mean information actually known or which reasonably should be known by Seller and any of the Seller Parties, or officers or directors thereof, upon reasonably diligent inquiry. When referring to the Knowledge of Purchaser, "Knowledge" shall mean information actually known or which reasonably should be known by the officers and directors of the Purchaser upon reasonably diligent inquiry.

                  "Law" shall mean any United States or Australian (as appropriate) federal or state law, statute, rule, regulation, ordinance, standard, requirement, administrative ruling, order or process promulgated by any Governmental Authority as in effect from time to time.

                  "Liability" shall mean any debt, liability, commitment and guaranty, warranty or obligation of any kind, character or nature whatsoever, whether known or unknown, secured or unsecured, accrued, fixed, absolute, potential, contingent or otherwise, and whether due or to become due including but not limited to the debt of approximately $24,000 (AUD) payable by the Seller Parties to the National Australia Bank.

                  "Lien" shall mean any lien, statutory lien, pledge, mortgage, security interest, charge, easement, right of way, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, or encumbrance of any kind or nature.

                  "Marks" is defined to include all words, names, logos, symbols, trade names, source indicating indicia, trade dress, trademarks, marks, U.S., Australian and foreign applications to register marks, and foreign registrations.

                  "Material Adverse Effect" shall mean a material adverse effect on the business, operations or financial condition of the Seller; provided, however, that each of the following events shall be disregarded in determining whether there has been or would be an "Material Adverse Effect": (a) any adverse effect that results from general economic, business or industry conditions; (b) any adverse effect that results from the taking of any action permitted or required by this Agreement or from entering into of this Agreement by the applicable party and the announcement of pendency of the transactions contemplated by this Agreement, (c) any adverse effect that results from a change in industry conditions generally, or (d) any adverse effect that results from a change in Law, regulation or generally accepted accounting principles or an interpretation of any of them.

                  "Non-Compete Agreements" shall mean non-competition agreements between the Purchaser and Parent and each of the Seller Warranting Parties pursuant to which the Seller Warranting Parties shall agree not to engage in the Business as described in Section 5.2 for a period of three (3) years from the Closing as substantially set forth in Section 5.2 of the Asset Purchase Agreement.

                  "Ordinary Course of Business" an action by the Seller shall be deemed to have been taken in the "Ordinary Course of Business" if: (i) such action is taken in the Sellers normal operation, consistent with its past practices and does not result in a Material Adverse Effect on the Seller; (ii) such action is not required to be authorized by the Shareholder or its Board of Directors or any committee of the Board of Directors and (iii) does not require any other separate or special authorization or consent of any nature by any Governmental Authority or third parties with respect to the Seller. In no event shall any action or related actions that will result in an expenditure or obligation of any Seller to expend more than ten thousand dollars ($10,000) individually or twenty five thousand dollars in the aggregate ($25,000) be considered to be in the Ordinary Course of Business; provided that actions specifically required to be taken by this Agreement shall be deemed to be taken in the Ordinary Course of Business.

                  "Parent" shall mean I. T. Technology, Inc, a Delaware corporation.

                  "Patents" is defined to include all concepts, ideas, designs, inventions (whether patentable or not), techniques, all Australian and foreign patent applications, and all patents.

                  "Person" shall mean any individual, general or limited partnership, corporation, limited liability company, association, business trust, joint venture, Governmental Authority, business entity or other entity of any kind or nature.

                  "Policies" shall mean general liability insurance covering the Seller, the Business or the Transferred Assets or Assumed Liabilities.

                  "Purchaser" shall have the meaning ascribed to such term in the preamble to this Agreement.

                  "Purchaser Party(ies)" shall have the meaning ascribed to such term in the Background.

                  "Required Intellectual Property" shall have the meaning ascribed to such term in Section 3.9(1) hereof.

                  "SEC" shall mean the Securities and Exchange Committee.

                  "SEC Reports" shall have the meaning ascribed to such term in
Section 4.6 hereof.

                  "Seller" shall have the meaning ascribed to such term in the preamble to this Agreement.

                  "Seller Covered Indemnity Claim " shall have the meaning set forth in Section 7.3.

                  "Seller Equity Interests" shall have the meaning ascribed to such term in Section 3.2(a) hereof.

                  "Seller Financial Statements" shall mean financial statements of the Seller consisting of the documents already provided by the Seller Parties to the Purchaser Parties.

                  "Seller Returns" shall mean United States or Australian, federal, state, local and foreign Tax Returns and reports.

                  "Sellers Facilities" shall mean all real property owned by Seller.

                  "Seller Party(ies)" shall have the meaning set forth in the Background.

                  "Shareholder" shall have the meaning set forth in the Background.

                  "Subsidiary" shall mean, with respect to any Person
(the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries' when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

                  "Tax" or "Taxes" shall mean all taxes, charges and assessments (including, without limitation, income, withholding, excise, unemployment, social security, occupation, transfer, franchise, property, sales and use taxes, import duties or charges, and all penalties, interest and additions to tax in respect thereof) imposed by any Australian or foreign Governmental Authority.

                  "Tax Return" shall mean any return, report, declaration, claim for refund, estimate, election, or information statement or return relating to any Tax, including any schedule or attachment thereto, and any amendment thereof.

                  "Transaction Document" shall mean this Agreement and the Bill of Sale, and any and all other certificates, instruments or documents delivered in connection with or related to the Transfer of the Transferred Assets to the Purchaser pursuant to this Agreement.

                  "Transfer" shall mean any sale, transfer, conveyance, assignment, delivery or other disposition, and "Transfer" or "Transferred," used as a verb, shall each have a correlative meaning.

                  "Transferred Assets" shall have the meaning ascribed to such term in Section 2.1 hereof.

                                   EXHIBIT "B"
                               Transferred Assets


The Transferred Assets, as defined and described in the Agreement, include, but are not limited to, the following items:

1. Names, trademarks, service marks. Logos, or other branding devices, and registrations therefore, which the Streamcom is currently using or intends to use in the course of business. Including, without limitation, "Streamcom" and "Streamcom.com.au" and derivations thereof.

2. Domain names which the Streamcom is currently using or intends to use in the course of business, including without limitation, www.streamcom.com.au and www.shareholder.com.au.

3. All designs, software, methodologies, presentations, demonstration, source code, scripts inventions, software architecture specifications, and any provisional patent applications related to the business of the Streamcom, (collectively "Streamcom Technology").

4. All confidential information related to the business of Streamcom, including methods of promoting the use of Streamcom Technology, strategic partners and alliances for furthering the adoption of Company Technology, future functions or features of Streamcom Technology, revenue projections, market research, business models, methods of exploiting Streamcom Technology, business plans, and business development strategies.

5. All assets included in the Streamcom - Schedule of Furniture, Fittings, Equipment and Software as at 14/1/02 as attached hereto and made a part hereof.

       STREAMCOM - SCHEDULE OF FURNITURE, FITTINGS, EQUIPMENT AND SOFTWARE

                                  As at 14/1/02


ITEM # OBJECT                                    LOCATION      ITEM # OBJECT                                LOCATION

   1   Whiteboard                                ITTech          81   enclyopedia Mac                       ITTech
   2   Shannon's computer incl. Screen,          ITTech          82   visual c++ 6                          ITTech
       speakers, power board, keyboard, mouse.
   3   power cables + Ethernet                   ITTech               html and chi un leashed               ITTech
   4   Desks with power supply x 3               ITTech          83   using cgi                             ITTech
   5   file holders metal x 3                    ITTech          84   programming perl                      ITTech
   6   cardboard white board and calendar        ITTech          85   ms dos books                          ITTech
   7   Grey wood filing cabinet                  ITTech          86   IBM hot swap HD                       Installed in
                                                                                                            BORG
   8   PC, mouse, keyboard, screen               ITTech          87   IBM raid adapter                      ITTech
   9   printer                                   ITTech          88   IBM fault tolerant network adapter    ITTech
  10   LaserJet 5mp                              ITTech          89   Large White board (owned by SWW)      ITTech
  11   Epson stylus                              ED              90   SOFTWARE IN THE OFFICE:
  12   Fax /laserjet3100                         ITTech          91   MS internet starter kit               ITTech
  13   Printer switcher                          ITTech          92   MS Frontpage                          ITTech
  14   Small white set of drawers                ITTech          93   Redhat Linux 5.2 / 4.1                ITTech
  15   Keyboards x3                              ITTech          94   SCO                                   ITTech
  16   Hub + power supply                        ITTech          95   Visual C++ ver 6.0                    ITTech
  17   Monitor x1                                ITTech          96   real server pro g2 v7.0               ITTech
  18   Multi PC controller                       ITTech          97   real server hosting edition           ITTech
  19   Router + power supply x 2                 ITTech          98   office 98 Mac edition                 ITTech
  20   2 hubs + power supply                     ITTech          99   alive e show                          ITTech
  21   NT1                                       ITTech          100  double vision                         ITTech
  22   server boxes . Proxy , web , mail,        ITTech          101  media cleaner pro v4 Mac              ITTech
       intranet
  23   Seagate backup drive                      ITTech          102  sorenson broadcaster                  ITTech
  24   6 backup tapes                            ITTech          103  sorenson video 2                      ITTech
  25   UPS                                       ITTech          104  q design music codec 2                ITTech
  26   Desk with Return                          Eoin Duffy      105  cleaner 5 Mac upgrade                 ITTech
  27   scsi drive external x2                    ITTech          106  media cleaner compression suite       ITTech
  28   Super disk                                ITTech          107  ultradev 4                            ITTech
  29   power/av./scsi/comms/cables/power suppliesITTech          108  fireworks 4                           ITTech
  30   Sony projector + case                     IT Tech         109  webtrends enterprise suitte           ITTech
  31   Grey shelves containing software books    IT Tech         110  powerpoint 2000                       ITTech
       folders info
  32   video archive old tapes                   ITTech          111  quicken 3                             ITTech
       indoor antenna                            SWW             112  windows 95                            ITTech
  34   speakers                                  IT Tech         113  windows 98                            ITTech
  35   Axis webcam                               ITTech          114  MS proxy server                       ITTech
       hard drive x2                             ITTech          115  NT server 4                           ITTech
  37   Mac Power book laptop & power supply      ITTech          116  Back office                           ITTech
  38   Net gear hub + power supply (not Working) ITTech          117  SQL server                            ITTech
  39   Scanner                                   ITTech          118  IREZ capture pcmcia card              ITTech
  40   Fan                                       ITTech          119  interview XLR8 x2                     ITTech
  41   Laptop bag                                ITTech          120  firewire card                         ITTech
  42   scsi card                                 ITTech          121  CUCUS video confrencing kit           ITTech
  43   Mac g4  + monitor + keyboard + Mouse      ITTech               Osprey 100 PCI card Bretts PC         ITTech
  44   Modem                                     ITTech
  45   D link net modem                          ITTech
  46   usb live x3                               ITTech
  47   Mackie 1202 mixing desk audio             ITTech
  48   PC with Mitsibishi monitor                ITTech
  49   jazz drive external                       ITTech
  50   2x pinboards                              ITTech
  51   misc. CD's                                ITTech
  52   Disks                                     ITTech
  53   BOOKS:
  54   samba                                     ITTech
  55   firewalls complete                        ITTech
  56   building an intranet                      ITTech
       Cisco tcp/ip                              ITTech
  58   cgi prog with perl                        ITTech
  59   nt4 admin guide                           ITTech
  60   mastering NT server 4                     ITTech
  61   sco Unix                                  ITTech
  62   using linux by example                    ITTech
  63   unix and c                                ITTech
  64   cgi programming                           ITTech
  65   nt manuals                                ITTech
  66   creating cool web pages with html         ITTech
  67   c                                         ITTech
  68   visual c++                                ITTech
  69   visual c++ 5th edition                    ITTech
  70   programming windows                       ITTech
  71   red hat 7                                 ITTech
  72   java class libraies                       ITTech
  73   care Java                                 ITTech
  74   reality check                             ITTech
  75   PhotoShop 4 for dummies                   ITTech
  76   win NT 4 server                           ITTech
  77   win NT resource kit                       ITTech
  78   win NT 4 answers                          ITTech
  79   Mac Os 8.5                                ITTech
  80   back office manuals                       ITTech


                                      B-2